UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): May 2, 2023

Q2 HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-36350	20-2706637
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10355 Pecan Park Boulevard
Austin, Texas 78729
(Address of Principal Executive Offices, and Zip Code)

(833) 444-3469
Registrant's Telephone Number, Including Area Code

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Securities registered pursuant to Section 12(b) of the Act:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	QTWO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On May 2, 2023, the Board of Directors (the “Board”) of Q2 Holdings, Inc. (“Q2”) appointed Kirk L. Coleman, previously Q2’s Chief Banking Officer, as President, effective May 3, 2023. Mr. Coleman will continue to report to Matthew P. Flake, Q2’s Chief Executive Officer. In connection with the appointment of Mr. Coleman, Mr. Flake resigned from his role as President, effective as of May 3, 2023. Mr. Flake will continue to serve as Q2’s Chief Executive Officer.

Prior to his appointment as President, Mr. Coleman, age 51, served as Q2’s Chief Banking Officer since December 2021. Prior to that, Mr. Coleman served as Founder and an Advisor for Centerline Advisors, a provider of strategic advisory services to mid-sized financial institutions and companies from July 2020 to November 2021. From May 2015 to June 2020, Mr. Coleman served as Executive Vice President for Texas Capital Bank, a financial institution. From July 1993 until November 2014, Mr. Coleman served in various roles of increasing responsibility for Accenture, a consulting firm, most recently as Partner and Managing Director. Mr. Coleman holds a B.A. in economics from Baylor University.
In connection with his appointment as President, on May 2, 2023, the Compensation Committee (“Committee”) of the Board approved an Amended and Restated Employment Agreement (“Employment Agreement”) for Mr. Coleman, which increased his annual base salary to $450,000 and increased his target annual bonus opportunity to 100% of his base salary, both effective May 3, 2023.

Pursuant to the Employment Agreement, Mr. Coleman also is entitled to additional grants of restricted stock units (“RSUs”) representing the right to receive shares of Q2’s common stock valued at $1,000,000 and performance stock units (“PSUs”) representing the right to receive shares of Q2’s common stock valued at $1,000,000, with the RSUs and PSUs anticipated to be granted at the Committee’s next regularly scheduled meeting. The target number of shares underlying the RSUs and PSUs will be determined based on a 5-day average closing price of Q2’s common stock prior to the date of grant. The RSUs will vest annually in four equal installments beginning on approximately the one-year anniversary of the RSU grant date, subject to Mr. Coleman’s continuous service to Q2 through each vesting date. Half of the PSUs (“TSR PSUs”) will be subject to vesting based on Q2’s total stockholder return (“TSR”) performance relative to the TSR performance of the S&P Software & Service Select Index over a three-year performance period. Subject to Mr. Coleman’s continued service to Q2, between zero and up to 200% of the full target number of shares subject to the TSR RSUs are eligible to be earned upon the determination by the Committee of the level of attainment after the completion of the three-year performance period. The other half of the PSUs (“EBITDA PSUs”) will be subject to vesting based on Q2’s attainment relative to a target financial measure consisting of Adjusted EBITDA as a percentage of non-GAAP Revenue for the twelve months ending December 31, 2024 and further subject to Mr. Coleman’s continued service to Q2 through applicable vesting dates. Between zero and up to 200% of the target number of shares subject to the EBITDA PSUs are eligible to be earned depending on the level of attainment, with eligibility to earn up to 100% of the target shares at approximately the second anniversary of the grant date, and eligibility to earn any above-target shares on approximately the third anniversary of the date of grant.

Other than the changes in compensation and the additional equity awards described above, no other changes were made to Mr. Coleman’s prior employment agreement, which was the same form of employment agreement Q2 has with its other non-CEO named executive officers.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by the text of the Employment Agreement which is filed as Exhibit 10.1 hereto, and is incorporated herein by reference.
Mr. Coleman was not selected as President pursuant to any arrangements or understandings with Q2 or with any other person, there are no family relationships between Mr. Coleman and any director or executive officer of Q2 required to be disclosed under Item 401(d) of Regulation S-K, and Mr. Coleman has no direct or indirect material interest in any transaction with Q2 that would require disclosure under Item 404(a) of Regulation S-K.

Item 7.01. Regulation FD Disclosure.

On May 3, 2023, Q2 issued a press release announcing Mr. Coleman’s appointment, a copy of which is furnished herewith as Exhibit 99.1.

The information in Exhibit 99.1 is being “furnished” and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”) or otherwise subject to the liabilities of that Section, and shall not be or be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01.     Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
10.1	Amended and Restated Employment Agreement, dated May 3, 2023, by and among Q2 and Kirk L. Coleman
99.1	Press release dated May 3, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Q2 HOLDINGS, INC.

May 3, 2023	/s/ David J. Mehok David J. Mehok Chief Financial Officer